Exhibit 99.1

NEWS

QWEST COMMUNICATIONS ANNOUNCES FRANK P. POPOFF WILL NOT SEEK
RE-ELECTION TO BOARD OF DIRECTORS IN MAY

DENVER, Jan. 12, 2009 — Qwest Communications International Inc. (NYSE: Q) today announced that Frank P. Popoff  will not seek re-election to its board of directors at the 2009 Annual Meeting of Shareholders in May. Popoff, 73, the former chairman and CEO of Dow Chemical Company, has served on Qwest’s board of directors since 2000 and served as a director for U S West, Inc. from 1993 to the time of the merger with Qwest in June 2000. Popoff also served as the lead director during his tenure with Qwest.

“On behalf of the entire board and the employees of Qwest, I want to thank Frank for his tireless work over the years on behalf of the company,” said Edward A. Mueller, Qwest chairman and CEO. “We will miss his experience, insight, dedication and guidance, and we wish him all the best.”

Said Popoff: “I am confident that the Qwest board of directors and senior management team have the right strategy in place to successfully lead Qwest through these tough economic times. I have enjoyed working with the talented team at Qwest over the years, and I look forward to following the company’s progress as it continues to execute on its strategies for growth.”

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic high-speed Internet service, as well as digital home phone, Verizon Wireless, and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com